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                                                                    Exhibit 5(d)

                                  AMENDMENT TO
                              JANUS INVESTMENT FUND
                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This AMENDMENT is made this 1st day of January, 2008, between Janus Investment Fund (the "Trust") and JANUS DISTRIBUTORS LLC, a Delaware limited liability company (the "Distributor").

                                   WITNESSETH

          WHEREAS, the Trust and the Distributor are parties to an Amended and Restated Distribution Agreement, dated June 18, 2002, as amended (the "Agreement");

          WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

          WHEREAS, the parties have agreed to amend the Agreement to comply with the Trust's Anti-Money Laundering Program and U.S. Congress has enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as may be amended from time to time, and all regulations promulgated pursuant thereto (collectively, the "USA PATRIOT Act") and the Bank Secrecy Act, as amended, and the regulations promulgated pursuant thereto (collectively, the "BSA"); and

          WHEREAS, the parties have obtained appropriate Trustee approval to amend the Agreement and the parties agree shareholder approval is not required to approve this amendment;

          NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

     1. Section 11 of the Agreement shall be deleted in its entirety and replaced with the following:

          "11. Anti-Money Laundering.

               (a) The Distributor agrees that it will establish and implement an anti-money laundering program that duly conforms in all respects with current applicable federal anti-money laundering laws and regulations.

               (b) The Distributor shall create and maintain books and records as required for the Trust by the USA PATRIOT Act and the Bank Secrecy Act, as amended (collectively, the "AML Acts"), and make such books and records available for inspection by the U.S. Department of Treasury's

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                    Financial Crimes Enforcement Network and the Securities and
                    Exchange Commission as may be requested pursuant to the AML Acts. Distributor will notify the Trust of any such requests."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS DISTRIBUTORS LLC


                                        By: /s/ Gregory A. Frost
                                            ------------------------------------
                                            Gregory A. Frost
                                            Senior Vice President and
                                            Chief Financial Officer


                                        JANUS INVESTMENT FUND


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President and Secretary